                           SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                        of 1934 [Amendment No. ______]


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SAFETY-KLEEN CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(i)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:


[_]  Fee previously paid with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:_______________________________________________
     (2) Form, Schedule or Registration Statement No.:_________________________
     (3) Filing Party:_________________________________________________________
     (4) Date Filed:___________________________________________________________

                                     LOGO

                                                               February 9, 1998

Dear Shareholder:

  The Board of Directors of Safety-Kleen continues to believe that the $27.00 all cash Merger Agreement with the Philip Group is in the best interests of Safety-Kleen and its shareholders, and, therefore, has unanimously recommended that all shareholders of Safety-Kleen reject the Amended Laidlaw Environmental Exchange Offer. The Board reached its conclusions at meetings on January 31, 1998, February 3, 1998 and February 7, 1998, in which it thoroughly reviewed the Amended Laidlaw Environmental Exchange Offer with the assistance of its advisors. At its February 7 meeting, the Board received the advice of Philip Services Corp. that, although bank approvals are required, it is "confident that the commitment for funding [Philip's] portion of the SK Parent entity will be in place in advance of the shareholder meeting and that [Philip's] funding will be in place when required." The full text of Philip's letter is set forth in the accompanying proxy supplement.

  Despite Laidlaw Environmental's late January changes to its proposal, the ultimate value of that proposal is still substantially affected by the value of its stock and many of the Board's initial concerns remain. As a result of the transaction, the combined entity would carry more than $2.3 billion of debt resulting in a debt-to-equity ratio of more than 71% compared to Safety-Kleen's ratio of approximately 29%. Safety-Kleen shareholders would own a substantial portion of the stock in the highly-leveraged company.

  The Board remains convinced that Laidlaw Environmental cannot achieve its estimated $100-$130 million of synergies due to our conviction that there is very little overlap between Safety-Kleen's core service business and Laidlaw's landfill and incineration business. We do not believe that Laidlaw can accomplish more than $26.4 million to $28.4 million of synergies without significant reductions in service quality, revenue and profit. Laidlaw Environmental's proposed transaction would not prove accretive to shareholders without Laidlaw Environmental achieving significant synergies. It is important to emphasize that Laidlaw Environmental has a base of 18,000 mid to large-size customers compared with Safety-Kleen's nearly 400,000 customers consisting primarily of smaller-quantity generators. Safety-Kleen has a very transaction-driven business performing over five million services annually.

  Your Directors also considered the value of the $12.00 common stock portion of Laidlaw Environmental's offer which is dependent upon its stock trading above $4.29 per share. The Laidlaw Environmental stock, which has frequently traded below this minimum level, was viewed by the Board as relatively volatile. On February 6, 1998, Laidlaw Environmental common stock closed at $4.19 per share. The Board is concerned about the potential impact on the market price of Laidlaw Environmental stock from the massive issuance of 129 million to 162 million shares that would result from this transaction and other risks relating to Laidlaw Environmental stock described in the proxy supplement, as well as general economic and market uncertainties. The Board believes that given the risks inherent in taking Laidlaw Environmental Stock at this time, an all cash $27 per share transaction is preferable.

  The significant differences between the business operations of Safety-Kleen and Laidlaw Environmental were also evaluated as well as the expressed desire of its parent, Laidlaw, Inc., to deconsolidate Laidlaw Environmental from its balance sheet. Safety-Kleen recycles; Laidlaw Environmental incinerates and puts wastes in landfills. The Board believes the latter results in much greater potential environmental liability. If the Laidlaw Environmental transaction were completed, Safety-Kleen shareholders would become subject to these environmental risks from hazardous waste landfills and incinerators.

  The Board, together with the principals of the Philip Group, remains committed to seeking approval of the Merger Agreement at a special meeting of shareholders. That meeting was originally scheduled for February 11.

However, in order to provide shareholders with additional time to consider the information set forth in the accompanying proxy supplement and Schedule 14D-9 Amendment, the February 11 meeting will be adjourned to Wednesday, February 25, 1998, at 3:00 p.m., central time, at the Elgin Community College Business Conference Center, 1700 Spartan Drive, Elgin, Illinois 60123. Accordingly, no action on the Merger Agreement will be taken at the February 11 meeting.

  I urge you to read the enclosed material carefully, especially the section headed "Recent Developments--Reasons for the Recommendation", which addresses in greater detail the concerns noted in this letter. It is very important that your shares be represented and voted at the special meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE GOLD-STRIPED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE REGARDLESS OF WHETHER YOU HAVE PREVIOUSLY SUBMITTED THE GREEN-STRIPED PROXY CARD SENT TO YOU BY LAIDLAW ENVIRONMENTAL. PLEASE NOTE THAT ALTHOUGH THE ENCLOSED GOLD-STRIPED PROXY CARD CONTINUES TO REFER TO THE FEBRUARY 11, 1998 SPECIAL MEETING, AS SET FORTH ABOVE AND IN THE ACCOMPANYING PROXY SUPPLEMENT, THE SPECIAL MEETING WILL BE ADJOURNED TO FEBRUARY 25. If the Merger Agreement is approved, following consummation of the Merger each shareholder of record will be mailed a transmittal form and instructions for surrender of stock certificates for payment pursuant to the Merger Agreement. Please do not surrender your stock certificates until you have received the letter of transmittal and instructions thereto.

  WE FIRMLY BELIEVE THAT APPROVAL OF THE MERGER AGREEMENT IS THE BEST DECISION FOR ALL SHAREHOLDERS AND URGE YOU TO VOTE "FOR" THE PROPOSAL.

  Your Board of Directors and I greatly appreciate your continued support and encouragement.

                                          Sincerely,


                                LOGO
                                          Donald W. Brinckman
                                          Chairman Of The Board and Chief
                                          Executive Officer

                                     LOGO

                               ----------------

                         SUPPLEMENT TO PROXY STATEMENT
                      FOR SPECIAL MEETING OF SHAREHOLDERS

  This Supplement (the "Supplement") to the Proxy Statement dated January 6, 1998 (the "Original Proxy Statement" and, as so supplemented, the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors (the "Board") of Safety-Kleen Corp. ("Safety-Kleen"), of proxies for use at a Special Meeting (the "Special Meeting") of Safety-Kleen's shareholders scheduled to be held on Wednesday, February 11, 1998, at 3:00 p.m., central time, in the Auditorium Room at the Harris Trust and Savings Bank, 111 West Monroe, Chicago, Illinois 60603 and at any adjournments or postponements thereof. On February 11, the Special Meeting will be adjourned to February 25, 1998 to provide shareholders with additional time to consider the information set forth in this Supplement. The Special Meeting will be reconvened on Wednesday, February 25, 1998, at 3:00 p.m., central time, at the Elgin Community College Business Conference Center, 1700 Spartan Drive, Elgin, Illinois 60123. The Board of Directors has fixed the close of business on January 5, 1998 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. This Supplement and the accompanying Gold-Striped Proxy Card are first being mailed to Safety-Kleen shareholders on or about February 9, 1998.

  This Supplement modifies and supersedes certain information included in the Original Proxy Statement previously distributed to Safety-Kleen shareholders and should be read in conjunction with the Original Proxy Statement. Capitalized terms used but not defined in this Supplement have the meanings assigned to them in the Original Proxy Statement. To the extent information in this Supplement conflicts with information contained in the Original Proxy Statement, the information in this Supplement shall be deemed to supersede and replace the conflicting information in the Original Proxy Statement.

  This Supplement is being furnished in connection with the solicitation of proxies for the purpose described in the Proxy Statement. At the Special Meeting, Safety-Kleen shareholders will be asked to consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 20, 1997 (the "Merger Agreement") among SK Parent Corp., a Delaware corporation ("Parent"), SK Acquisition Corp., a Wisconsin corporation and wholly-owned subsidiary of Parent ("Purchaser"), and Safety-Kleen. Pursuant to the Merger Agreement (a) Purchaser will be merged (the "Merger") with and into Safety-Kleen, which will be the surviving corporation in the Merger and will thereby become a wholly-owned subsidiary of Parent, and (b) each Share that is outstanding immediately prior to the Merger (other than Shares owned by Parent, the Purchaser or any subsidiary thereof or held in the treasury of Safety-Kleen or any subsidiary of Safety-Kleen) will be converted into the right to receive $27.00 in cash, without interest. Upon consummation of the Merger, which is a taxable transaction to shareholders, Safety-Kleen shareholders will no longer have an interest in the surviving corporation. On February 6, 1998, the most recent practicable trading day prior to the date of this Supplement, the closing price per Share on the New York Stock Exchange was $26.25.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Additional copies of this Supplement, the Original Proxy Statement and the Gold-Striped Proxy Card to be returned for the Special Meeting can be obtained from Safety-Kleen Corp., One Brinckman Way, Elgin, Illinois 60123,
Attention: Investor Relations, telephone (847) 697-8460. IF YOU HAVE ANY QUESTIONS REGARDING THE SPECIAL MEETING OR THE PROXY STATEMENT (INCLUDING THIS SUPPLEMENT) OR NEED ASSISTANCE IN COMPLETING AND SUBMITTING GOLD-STRIPED PROXY CARDS, PLEASE CALL:

                       CHASE MELLON SHAREHOLDER SERVICES
                          1-888-224-2734 (TOLL FREE)

  All information contained in the Proxy Statement concerning Parent and its affiliates, including Purchaser, Philip, Apollo and Blackstone, has been supplied by Parent and has not been independently verified by Safety-Kleen. Except as otherwise indicated, all other information contained in the Proxy Statement (or, as permitted by applicable rules and regulations of the Securities and Exchange Commission, incorporated by reference herein) has been supplied or prepared by Safety-Kleen.

                               ----------------

                The date of this Supplement is February 9, 1998

                               IMPORTANT NOTICES

  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING GOLD-STRIPED PROXY IN THE RETURN ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. ANY PERSON GIVING A PROXY AS PROVIDED HEREIN HAS THE POWER TO REVOKE IT PRIOR TO THE SPECIAL MEETING. VOTING YOUR SHARES BY PROXY DOES NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON SHOULD YOU DECIDE TO ATTEND THE SPECIAL MEETING.

  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU DO NOT COMPLETE OR SEND IN THE GREEN-STRIPED PROXY FROM LAIDLAW ENVIRONMENTAL SERVICES, INC. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE THE GREEN-STRIPED PROXY BY COMPLETING AND RETURNING THE GOLD-STRIPED PROXY IN THE ENCLOSED RETURN ENVELOPE. ONLY YOUR LATEST DATED PROPERLY EXECUTED PROXY WILL BE COUNTED. THOSE SHAREHOLDERS WHO HAVE TENDERED THEIR SHARES TO LAIDLAW ENVIRONMENTAL CAN STILL VOTE THOSE SHARES BY COMPLETING AND RETURNING THE GOLD-STRIPED PROXY.

                          FORWARD-LOOKING STATEMENTS

  Certain information contained in the Proxy Statement (including this Supplement) regarding matters that are not historical facts, including any statements, forecasts, projections and descriptions of anticipated synergies or other effects of the Merger or the Amended Laidlaw Environmental Exchange Offer (as defined herein), are forward-looking statements. When used in the Proxy Statement, the words "believes," "anticipates," "may," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions, including those identified below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. There are many factors that could cause actual results to differ materially, such as: adoption of new environmental laws and regulations and changes in the way environmental laws and regulations are interpreted and enforced; general business conditions, such as the level of competition, changes in demand for Safety-Kleen's services and the strength of the economy in general; prices for petroleum based products; changes in control of Safety-Kleen; the difficulties of predicting synergies from the integration of businesses following a change of control; changes in management; and the occurrence of natural disasters and other occurrences beyond the control of Safety-Kleen. These and other factors are discussed in this Supplement, the Original Proxy Statement, Safety-Kleen's Annual Report on Form 10-K and other documents Safety-Kleen has filed with the Securities and Exchange Commission (the "Commission"). Safety-Kleen undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments, except as may be required in periodic filings with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  NO PERSON IS AUTHORIZED TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THE PROXY STATEMENT (INCLUDING THIS SUPPLEMENT) OTHER THAN THOSE CONTAINED THEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SAFETY-KLEEN. THE DELIVERY OF THIS SUPPLEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SAFETY-KLEEN SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THE ORIGINAL PROXY STATEMENT, AS SUPPLEMENTED BY THIS SUPPLEMENT, OR IN THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF, AS THE CASE MAY BE.

                                 INTRODUCTION

  This Supplement is being provided in connection with the recent amendment by Laidlaw Environmental Services, Inc. ("Laidlaw Environmental") to the unsolicited Revised Laidlaw Environmental Exchange Offer described in the Original Proxy Statement (as amended, the "Amended Laidlaw Environmental Exchange Offer").

  As set forth more fully below, on January 31, February 3 and February 7, 1998, the Safety-Kleen Board of Directors met to consider the Amended Laidlaw Environmental Exchange Offer and unanimously (i) rejected the Amended Laidlaw Environmental Exchange Offer and recommended that shareholders of Safety-Kleen not tender their Shares pursuant to the Amended Laidlaw Environmental Exchange Offer and (ii) reaffirmed its determination that the terms of the Merger Agreement among Parent, Purchaser, and Safety-Kleen are in the best interests of Safety-Kleen and its shareholders. Parent is a new corporation formed by Philip Services Corp. ("Philip"), affiliates of Apollo Management, L.P. ("Apollo") and affiliates of Blackstone Management Partners III L.L.C. ("Blackstone").

                              RECENT DEVELOPMENTS

BACKGROUND

  On January 8, 1998, Safety-Kleen mailed copies of its definitive Original Proxy Statement with respect to its solicitation of proxies to approve the Merger Agreement at the Special Meeting.

  On January 9, 1998, at a special meeting of Safety-Kleen shareholders, shareholders approved a proposal under a provision of Wisconsin law to permit Laidlaw Environmental to vote with one vote per share all Shares held or acquired by Laidlaw Environmental or its subsidiaries.

  On January 26, 1998, Laidlaw Environmental issued a press release announcing the Amended Laidlaw Environmental Exchange Offer.

  On January 27, 1998, Safety-Kleen issued a press release advising Safety-Kleen shareholders to defer taking any action with respect to the Amended Laidlaw Environmental Exchange Offer until the Board of Directors of Safety-Kleen has announced its position, which position is reflected in Amendment No. 10 to Safety-Kleen's Schedule 14D-9 filed with the Commission on February 9, 1998. Safety-Kleen also announced that the Antitrust Division of the Department of Justice has granted early termination of the waiting period associated with a Hart-Scott-Rodino review concerning the Merger. On January 28, 1998, Laidlaw Environmental announced that such early termination also has been granted with respect to the Amended Laidlaw Environmental Exchange Offer.

  On January 28, 1998, Laidlaw Environmental filed an amended prospectus (the "Amended Prospectus") with the Commission that amends and restates its exchange offer to acquire all of the outstanding Shares. Under the terms and conditions of the Amended Laidlaw Environmental Exchange Offer described in the Amended Prospectus, Laidlaw Environmental and LES Acquisition, Inc. (the "Offeror"), a wholly-owned subsidiary of Laidlaw Environmental, offer to exchange $18.00 net cash and that number of shares of Laidlaw Environmental common stock ("Laidlaw Environmental Common Stock") equal to the Amended Exchange Ratio (as defined below) (the cash and stock consideration is sometimes collectively referred to herein as the "Amended Laidlaw Environmental Exchange Offer Consideration"), for each outstanding Share.

  According to the Amended Prospectus, the "Amended Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $12.00 by the weighted average trading prices for Laidlaw Environmental Common Stock (as reported on the New York Stock Exchange Inc. (the "NYSE") Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) for ten NYSE trading days (each, a "Trading Day") selected by lot from the twenty Trading Days ending three business days immediately prior to the expiration date of the Amended Laidlaw Environmental Exchange Offer, provided, that the Amended Exchange Ratio shall not be less than 2.24 nor greater than 2.80.

  According to the Amended Prospectus: (i) the purpose of the Amended Laidlaw Environmental Exchange Offer is for Laidlaw Environmental to obtain control of, and ultimately the entire equity interest in, Safety-Kleen; (ii) Laidlaw Environmental presently intends, as soon as practicable after consummation of the Amended Laidlaw Environmental Exchange Offer, to propose and seek to have Safety-Kleen effect a merger of the Offeror with and into Safety-Kleen; and
(iii) the consideration per Share in such merger would be identical to the Amended Laidlaw Environmental Exchange Offer Consideration.

  Shareholders should be aware that if Safety-Kleen is a "resident domestic corporation" for purposes of the Wisconsin Statutes (which Safety-Kleen believes it is, although the matter is not free from doubt), then unless Laidlaw Environmental acquires beneficial ownership of at least 90% of the outstanding Shares, the subsequent merger of the Offeror into Safety-Kleen would have to be approved by both (a) the holders of at least 80% of the outstanding Shares and (b) the holders of 66 2/3% of the outstanding Shares not held by Laidlaw Environmental or its affiliates, unless certain fair price standards are satisfied. There can be no assurance that Laidlaw Environmental would obtain the required shareholder approval or that the Amended Laidlaw Environmental Exchange Offer Consideration would satisfy those fair price standards.

  On February 4, 1998, the Federal District Court for the Northern District of Illinois issued a ruling affirming the decision of the Board of Directors of Safety-Kleen to leave the Rights Agreement in place with respect to the Revised Laidlaw Environmental Exchange Offer. The Court's decision does not address Safety-Kleen's ability to leave the Rights Agreement in place with respect to the Amended Laidlaw Environmental Exchange Offer.

  On February 5, 1998, the Court denied Laidlaw Environmental's motion to find that the Board of Directors of Safety-Kleen had violated the federal securities laws by not responding to the Amended Laidlaw Environmental Exchange Offer prior to February 5, 1998.

  On January 31, February 3 and February 7, 1998, the Board of Directors of Safety-Kleen met to consider the Amended Laidlaw Environmental Exchange Offer and took the actions described below.

RECOMMENDATION OF BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF SAFETY-KLEEN CONTINUES TO BELIEVE THAT THE MERGER IS IN THE BEST INTERESTS OF SAFETY-KLEEN AND ITS SHAREHOLDERS AND, THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS THAT ALL SHAREHOLDERS OF SAFETY-KLEEN REJECT THE AMENDED LAIDLAW ENVIRONMENTAL EXCHANGE OFFER AND NOT TENDER THEIR SHARES PURSUANT TO THE AMENDED LAIDLAW ENVIRONMENTAL EXCHANGE OFFER.

  At a Board meeting held on January 31, 1998, the Board of Directors of Safety-Kleen determined that given the uncertainties and risks affecting the value of the Laidlaw Environmental Common Stock and the other factors discussed under "Reasons for the Recommendation" below relating to the January 31 meeting, it could not conclude the consideration payable in the Amended Laidlaw Environmental Exchange Offer is financially superior to the consideration payable in the Merger or that Laidlaw Environmental is reasonably likely to make an offer that is financially superior to the consideration payable in the Merger. For this reason, and in light of the Board's concerns with respect to the adverse effects which the Amended Laidlaw Environmental Exchange Offer would have on the interests of employees at Safety-Kleen's Elgin facility and the Elgin community, and on other employees necessarily involved in any attempts by Laidlaw Environmental to achieve $100- $130 million in synergies, the Board concluded that the Amended Laidlaw Environmental Exchange Offer does not constitute a Superior Proposal (as defined in the Merger Agreement). In light of this decision, and in accordance with the terms of the Merger Agreement, the Board has determined not to furnish information to, or participate in discussions or negotiations with, Laidlaw Environmental. At the same meeting, the Board unanimously reaffirmed its determination that the terms of the Merger Agreement are in the best interests of Safety-Kleen and its shareholders.

  On February 1, 1998, the Executive Committee of the Board of Directors of Safety-Kleen met to consider information received from Philip earlier that day bearing on the Board's belief at its January 31 meeting that SK Parent would be able to fund the Merger. The information received on February 1 caused the Executive Committee to have concerns as to whether Philip would be able to fund its equity commitment to SK Parent.

The Executive Committee determined that the actions of the Board at the January 31, 1998 meeting should not be given effect until the Board could reconvene to determine the impact, if any, of this information on its actions. At a meeting of the Board of Directors on February 3, 1998, the Board ratified the actions of the Executive Committee and determined to defer its determination of its recommendation with respect to the Amended Laidlaw Environmental Exchange Offer pending further advice from Philip.

  At a meeting on February 7, 1998, the Board reviewed the following letter (the "Philip Letter") received from Philip:

                   [Philip Services Corp. letterhead]

     February 7, 1998

     Board of Directors
     Safety-Kleen Corp.
     One Brinckman Way
     Elgin, Illinois 60123

     Gentlemen:

       We have been asked to address the issue of our desire to proceed with the SK Parent/Safety-Kleen merger and the status of the funding of our portion of the equity for SK Parent.

       Philip remains eager to proceed with and to consummate the merger. The benefits and prospects for the transaction which we originally outlined to your management have not been altered. From the time the merger agreement was executed, SK Parent has satisfied its obligations under the merger agreement in an effort to further the transaction. Among other things, we achieved the Hart-Scott-Rodino clearance, we intervened in the Federal Court litigation, we retained and have actively utilized a premiere proxy soliciting firm, and we have been working closely with your attorneys. We are also in the process of finalizing the documentation with Apollo and Blackstone and with respect to the SK Parent credit agreement for the debt financing necessary to consummate the merger.

       With respect to the funding of our portion of the SK Parent equity, as we told your attorneys, we are having discussions with our banks regarding such funding. We have had extensive discussions with our lead bankers, as well as discussions with certain of the other syndicate members during the past two weeks. These discussions are ongoing and we are making good progress. We understand that you plan to have the shareholder meeting to vote on the merger on February 25, 1998. Although bank approvals must be obtained and formal agreements must be prepared, on the basis of the discussions we have had, we are confident that the commitment for funding our portion of the SK Parent equity will be in place in advance of the shareholder meeting and that our funding will be in place when required.

       We remain committed to the Safety-Kleen merger and are acting diligently to consummate the merger and satisfy the conditions to the merger. We continue to believe that the merger is in the best interests of your shareholders, employees and other constituencies. We appreciate your continued support.

     Sincerely,

     Philip Services Corp.

     /s/ Allen Fracassi

     Allen Fracassi
     President and Chief Executive Officer

  The Board also reviewed the factors discussed under "--Reasons for the Recommendation" below which it had considered at its January 31 meeting in reaching its conclusions. The Board once more concluded that the Merger is in the best interests of Safety-Kleen and its shareholders and directed that that position and the actions taken at the January 31 meeting should now be given effect. Accordingly, the Board unanimously recommends that all shareholders of Safety-Kleen reject the Amended Laidlaw Environmental Exchange Offer and not tender their Shares pursuant to the Amended Laidlaw Environmental Exchange Offer.

  The Amended Laidlaw Environmental Exchange Offer is conditioned upon, among other things, the Board having redeemed the Rights or amended the Rights Agreement so that the Rights are inapplicable to the acquisition of Shares pursuant to the Amended Laidlaw Environmental Exchange Offer, or Laidlaw Environmental being otherwise satisfied in its sole discretion that the Rights are invalid or are not applicable to the acquisition of Shares pursuant to the Amended Laidlaw Environmental Exchange Offer and the proposed subsequent merger of the Offeror into Safety-Kleen. In light of its decision discussed above, the Board determined at its January 31 meeting (and confirmed at its February 7 meeting) not to take any action to redeem the Rights or amend the Rights Agreement in response to the Amended Laidlaw Environmental Exchange Offer.

  The Amended Laidlaw Environmental Exchange Offer is also conditioned upon Laidlaw Environmental being satisfied, in its sole discretion, either that the provisions of Section 180.1141 of the Wisconsin Statutes are inapplicable to Laidlaw Environmental, the Offeror and the transactions contemplated by the Amended Prospectus, or that the Wisconsin Statutes will not prohibit for any period of time the consummation of the proposed merger or any other "Business Combination" (as defined in such Statutes) involving Safety-Kleen and Laidlaw Environmental or the Offeror, or any of their respective affiliates. In light of its decision discussed above, the Board determined at its January 31 meeting (and confirmed at its February 7 meeting) not to take any action that would render Section 180.1141 of the Wisconsin Statutes so inapplicable.

REASONS FOR THE RECOMMENDATION

  In making its determination with respect to the Amended Laidlaw
Environmental Exchange Offer referred to above, the Board, at its meeting on January 31, 1998, considered numerous factors, including, among others, the following:

    (i) the further review by Safety-Kleen's legal counsel of the provisions of the Merger Agreement (which had previously been reviewed by the Board) relating to the ability of Safety-Kleen to furnish information to, and participate in discussions or negotiations with, a person making an unsolicited offer for Safety-Kleen if (x) the Board shall conclude in good faith, after consultation with its financial advisor, that such person has made or is reasonably likely to make a bona fide acquisition proposal for a transaction more favorable to Safety-Kleen's shareholders from a financial point of view than the transactions contemplated by the Merger Agreement, and (y) in the opinion of the Board, only after receipt of advice from independent legal counsel to Safety-Kleen, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board to violate its fiduciary duties to Safety-Kleen's shareholders under applicable law, and, related to that review:

      (a) the presentation by William Blair concerning Safety-Kleen, Laidlaw Environmental and the financial aspects of the Amended Laidlaw Environmental Exchange Offer and the written opinion of William Blair to the effect that, as of January 31, 1998, it is more likely than not that, as of the time of anticipated closing of the Amended Laidlaw Environmental Exchange Offer, the value of the consideration which would be received under the Amended Laidlaw Environmental Exchange Offer would exceed the value of the consideration which would be received in the Merger (such opinion having been expressed after review of other factors referred to herein and various financial criteria used in assessing the Amended Laidlaw Environmental Exchange Offer, and having been based on various assumptions and subject to various limitations reviewed for the Board as part of William Blair's presentation). The William Blair opinion was received to assist the Board in (i) determining Safety-Kleen's rights and duties under the Merger Agreement with respect to the Amended Laidlaw Environmental Exchange Offer and (ii) exercising its fiduciary duties with respect thereto. See "Opinion of Financial Advisor--January 31, 1998 Opinion" below;

      (b) the advice of Gregg A. Jarrell, Professor of Economics and Finance at The William E. Simon Graduate School of Business Administration at the University of Rochester ("Professor Jarrell"), that, in his opinion, as of the anticipated closing of the Amended Laidlaw Environmental Exchange Offer, the Amended Laidlaw Environmental Exchange Offer would not have an economic value superior to the $27 cash payable in the Merger (such advice having been given based on an analysis of the Amended Laidlaw Environmental Exchange Offer leading to the conclusion that the economic value of the $12 per Share stated nominal value of the stock portion of the consideration payable in the Amended Laidlaw Environmental Exchange Offer should be substantially discounted for two significant risk factors: the volatility of Laidlaw Environmental Common Stock and the risk of inadequate synergistic gains. Both risk factors result in the potential for adverse price movements in the Laidlaw Environmental Common Stock that would cause the actual value of the stock portion of the consideration included in the Amended Laidlaw Environmental Exchange Offer to decline by the time of consummation of the Amended Laidlaw Environmental Exchange Offer). The advice of Professor Jarrell was received to assist the Board in (i) determining Safety-Kleen's rights and duties under the Merger Agreement with respect to the Amended Laidlaw Environmental Exchange Offer and
    (ii) exercising its fiduciary duties with respect thereto. See "-- Advice of Economics Expert" below; and

      (c) the advice of Safety-Kleen's legal counsel that, in light of the Board's determination that it could not conclude that the consideration payable in the Amended Laidlaw Environmental Exchange Offer is financially superior to the consideration payable in the Merger and the Board's concerns with respect to the adverse effects which the Amended Laidlaw Environmental Exchange Offer would have on the interests of employees at Safety-Kleen's Elgin facility and the Elgin community, and on other employees necessarily involved in any attempts by Laidlaw Environmental to achieve $100-$130 million in synergies, the Board would be within the business judgment rule and would not breach its fiduciary duty if it determined that the Amended Laidlaw Environmental Exchange Offer does not constitute a Superior Proposal (as defined in the Merger Agreement) and therefore determined not to furnish information to, or participate in discussions or negotiations with, Laidlaw Environmental;

    (ii) the presentation by Safety-Kleen's legal counsel of the Board's fiduciary duties under applicable law, summarizing previous such presentations that the Board had received in the course of its process of considering Safety-Kleen's strategic alternatives, and the written opinion of Safety-Kleen's special Wisconsin counsel that, subject to the limitations and qualifications expressed therein, Safety-Kleen's directors may take into account how a proposed transaction will affect other constituencies, in addition to the shareholders of Safety-Kleen, in carrying out their fiduciary duties; and that Wisconsin's business judgment rule would be applicable to their judgment;

    (iii) the fact that the value of the stock portion of the Amended Laidlaw Environmental Exchange Offer could be materially and adversely affected by, among other things: (a) the pricing collar on the Amended Exchange Ratio under which shareholders of Safety-Kleen would have no downside protection in the event that the average price of the Laidlaw Environmental Common Stock used in determining the Amended Exchange Ratio is less than $4.29 per share (particularly given the fact that the Laidlaw Environmental Common Stock has traded below $4.29 on all but one of the trading days from January 8 to January 30, 1998, traded as low as $3.00 as recently as August 8, 1997 and as low as $3.63 as recently as January 9, 1998, and closed at $3.94 on January 30, 1998); and (b) the absence of any assurance that the Laidlaw Environmental Common Stock, when ultimately received by holders of Shares, would have a market value of, or could be sold for the price of, the Laidlaw Environmental Common Stock used in determining the Amended Exchange Ratio;

    (iv) the uncertain value of the Laidlaw Environmental Common Stock, including uncertainties resulting from:

      (a) the risks related to present market conditions. In that connection, the Board noted the greater desirability of an all cash transaction;

      (b) the views of Safety-Kleen's management that Laidlaw Environmental would not be able to achieve more than $26.4 million to $28.4 million of the $100 million to $130 million of synergies it outlined in the Amended Laidlaw Environmental Exchange Offer without significant reduction in service quality, revenue and profit, and the fact that, based on William Blair's presentation to the Board, the proposed business combination would have a significant dilutive impact to Laidlaw Environmental's earnings per share even if synergies of as much as $50 million were achieved (see "Opinion of Financial Advisor-- January 31, 1998 Opinion--1. Possible revision in financial analysts' estimates for accretion in Laidlaw Environmental's fiscal 1998 EPS resulting from a combination of Safety-Kleen and Laidlaw Environmental");

      (c) the risks related to the ability of Laidlaw Environmental, which was formed through the purchase by Rollins Environmental Services, Inc. of all of Laidlaw Inc.'s hazardous and industrial waste operations on May 15, 1997, to assimilate the operations of Safety-Kleen and to integrate the departments, systems and procedures of Safety-Kleen (including possible diversion of management's attention from the day-to-day business of the combined companies and potential unanticipated costs or other unanticipated adverse effects associated with the foregoing);

      (d) the fact that the Laidlaw Environmental Common Stock has, in the past, traded at a premium to relevant multiples of "comparable" companies, and there is no assurance that this trading range can be maintained for shares of the Laidlaw Environmental Common Stock that would be received by Safety-Kleen's shareholders in the Amended Laidlaw Environmental Exchange Offer (see "Opinion of Financial Advisor-- January 31, 1998 Opinion--2. Possible price/earnings multiple contraction in the Laidlaw Environmental Common Stock prior to closing");

      (e) the fact that the Amended Laidlaw Environmental Exchange Offer would result in an entity that has debt of approximately $2.3 billion compared with Laidlaw Environmental's current debt of approximately $845 million, which would make Laidlaw Environmental particularly susceptible to adverse changes in its industry, the economy and the financial markets generally. In that connection, the Board took into account the fact that the Amended Prospectus acknowledges that, "[a]fter consummation of its transaction, Laidlaw Environmental will be highly leveraged with substantial debt service obligations, including principal and interest obligations with respect to bank debt of as much as $1.8 billion. Therefore, Laidlaw Environmental will be particularly susceptible to adverse changes in its industry, the economy and the financial markets generally. In addition, Laidlaw Environmental's ability to obtain additional debt financing will be limited by restrictive covenants under the terms of its credit agreements and any other debt instruments and those limits on financing may therefore limit Laidlaw Environmental's ability to service its existing debt obligations through additional debt financing if cash flow from operations is insufficient to service such obligations." (emphasis added); and

      (f) the risks of material adverse impact on the value of the Laidlaw Environmental Common Stock resulting from the issuance of approximately 129 million to 162 million shares of the Laidlaw Environmental Common Stock in connection with the Amended Laidlaw Environmental Exchange Offer, as well as the substantial overhang from the 121 million shares of the Laidlaw Environmental Common Stock owned by Laidlaw, Inc. and the $350 million 5% convertible debenture due 2009 (the "Laidlaw Convertible Denture") issued by Laidlaw Environmental that may be converted at the option of Laidlaw Inc. into Laidlaw Environmental Common Stock at a conversion price of $3.75 per share in 2002 and the Board's view that the current market value of the Laidlaw Environmental Common Stock does not reflect such an adverse impact or the effects of the various other uncertainties considered by the Board. The likelihood of such an adverse effect is increased by (1) the substantial holding of Shares by arbitrageurs, a number of whom have communicated to William Blair, ChaseMellon Shareholder Services, Safety-Kleen's proxy solicitation firm, and Safety-Kleen a disinclination to hold the Laidlaw Environmental Common Stock, and (2) the significant differences between Safety-Kleen and Laidlaw Environmental in terms of leverage and nature of businesses, which could cause Safety-Kleen shareholders to be disinclined to hold the Laidlaw Environmental Common Stock;

    (v) the fact that Safety-Kleen's shareholders' exposure to the impact of environmental liabilities would increase if the Amended Laidlaw
  Environmental Exchange Offer were consummated, based on factors previously discussed at length with the Board;

    (vi) the fact that if the Amended Laidlaw Environmental Exchange Offer and the subsequent merger of the Offeror into Safety-Kleen were consummated, Laidlaw Inc. would own between 33.6% and 37.3% of Laidlaw Environmental (without taking into account the Laidlaw Convertible Debenture) and, therefore, would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions;

    (vii) the fact that a comparison of the conditions to the Amended Laidlaw Environmental Exchange Offer to the conditions to the Merger indicated that both the Merger and the Amended Laidlaw Environmental Exchange Offer are subject to risks of non-consummation. In making this comparison, the Board recognized that the $250 to $275 million pre-tax one time year-end restructuring charge and physical inventory adjustment announced by Philip (which prompted an announcement on January 30 by Moody's that it had placed Philip debt ratings on review for a possible downgrade) could adversely affect the ability of SK Parent to obtain the equity and debt funding to consummate the Merger. However, the Board believed that each of Philip, Apollo and Blackstone, respectively, were committed to the transaction and able to carry it out;*

    (viii) the uncertainty as to the completion and timing of the Amended Laidlaw Environmental Exchange Offer and any subsequent merger of the Offeror into Safety-Kleen, including the fact that unless Laidlaw Environmental beneficially owns at least 90% of the outstanding Shares after consummation of the Laidlaw Environmental Offer, (a) the subsequent merger of the Offeror into Safety-Kleen would have to be approved by Safety-Kleen shareholders at a duly called meeting held after Safety-Kleen shareholders have received a proxy statement filed with the Commission relating to such merger, and (b) if Safety-Kleen is a "resident domestic corporation" for purposes of the Wisconsin Statutes (which Safety-Kleen believes it is, although the matter is not free from doubt), such merger would have to be approved by both (1) the holders of at least 80% of the outstanding Shares and (2) the holders of 66 2/3% of the outstanding Shares not held by Laidlaw Environmental or its affiliates, unless certain fair price standards are satisfied. Since Laidlaw Environmental has indicated its intent to offer the Amended Laidlaw Environmental Exchange Offer Consideration for each then outstanding Share in the subsequent merger of the Offeror into Safety-Kleen, these fair price standards would not be satisfied if the market value (as determined in accordance with the Wisconsin Statutes) of the Laidlaw Environmental Common Stock on certain dates prior to the consummation of such merger together with the cash consideration included in the Amended Laidlaw Environmental Exchange Offer Consideration were less than the Amended Laidlaw Environmental Exchange Offer Consideration (valued in accordance with the Wisconsin Statutes). In addition, these fair price standards would not be satisfied if the market value (as determined in accordance with the Wisconsin Statutes) per Share on certain dates prior to the consummation of such merger is greater than the aggregate amount of cash consideration and the market value (as determined in accordance with the Wisconsin Statutes) of the Laidlaw Environmental Common Stock on certain dates prior to consummation of such merger. Accordingly, if Safety-Kleen is a "resident domestic corporation" (which Safety-Kleen believes it is, although the matter is not free from doubt), there can be no assurance that Laidlaw Environmental would obtain the required shareholder approval if the consideration paid in the subsequent merger of the Offeror into Safety-Kleen did not satisfy those fair price standards; and

    (ix) the fact that, at the November 5 meeting between Safety-Kleen and Laidlaw Environmental, Laidlaw Environmental stated its intention to move Safety-Kleen's Elgin headquarters to South Carolina and reduce Safety-Kleen's work force, and the adverse impact that would have on Safety-Kleen's employees and the surrounding communities, as well as the adverse impact on other Safety-Kleen employees necessarily involved in any attempt by Laidlaw Environmental to realize $100 million-$130 million in synergies.

  At the February 7 meeting, the Board once more concluded that the Merger is in the best interests of Safety-Kleen and its shareholders and directed that that position and the actions described under
--------
*See the Philip Letter set forth under "--Recommendation of Board of Directors" with respect to the current status of Philip's funding.

"--Recommendation of Board of Directors" should now be given effect. The Board concluded that while the consideration payable pursuant to the Merger Agreement and the Amended Laidlaw Environmental Exchange Offer were close in value, given the risks and uncertainties inherent in the Amended Laidlaw Environmental Exchange Offer, the $27 all cash consideration payable in the Merger is preferable. In reaching that conclusion the Board took into account the Philip Letter and the factors it considered at the January 31, 1998 meeting, including management's views that Laidlaw Environmental could not obtain more than $26.4 to $28.4 million of synergies without significant reduction in service quality, revenues and profit, environmental risks, the substantial leverage that would result from Laidlaw Environmental's transaction, and the fact that there are many uncertainties in today's equity market which is near an all time high. The Board also considered the effect of the Amended Laidlaw Environmental Exchange Offer on Safety-Kleen employees and communities, in contrast with the effect thereon of the Merger.

  The foregoing describes all material factors considered and given weight by the Board in connection with its evaluation of the Amended Laidlaw Environmental Exchange Offer. In view of the variety of factors considered in connection with its evaluation of the Amended Laidlaw Environmental Exchange Offer, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendation. In addition, individual members of the Board may have given different weight to different factors. The Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it.

OPINION OF FINANCIAL ADVISOR

  January 31, 1998 Opinion. On January 31, 1998 the Safety-Kleen Board of Directors requested William Blair's opinion as to the superiority, from a financial point of view, of the consideration which would be received pursuant to the terms of the Amended Laidlaw Environmental Exchange Offer as compared with the Merger. Based on the advice of Safety-Kleen's counsel and as in the case of the December 20, 1997 opinion of William Blair included as Annex C of the Original Proxy Statement (the "December 20th Opinion"), William Blair made that comparison based on their respective anticipated values, from a financial point of view, as of consummation.

  At the January 31, 1998 meeting of the Safety-Kleen Board of Directors, William Blair rendered its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated as of January 31, 1998) that, as of such date, and based upon and subject to the factors and assumptions set forth in such written opinion, William Blair believes that it is more likely than not that, as of the time of the anticipated closing of the Amended Laidlaw Environmental Exchange Offer, the value of the consideration that would be received under the Amended Laidlaw Environmental Exchange Offer would exceed the value of the consideration which would be received in the Merger. The full text of William Blair's opinion to the Safety-Kleen Board of Directors dated as of January 31, 1998 is attached hereto as Annex A and is incorporated herein by reference and should be read in its entirety in connection with the Proxy Statement. The following summary of William Blair's opinion is qualified in its entirety by reference to the full text of William Blair's opinion. William Blair's opinion was addressed to the Safety-Kleen Board of Directors for the purposes of its evaluation of the Amended Laidlaw Environmental Exchange Offer and does not constitute a recommendation to any Safety-Kleen shareholder as to how such shareholder should vote at the Special Meeting.

  In connection with William Blair's review of the Amended Laidlaw Environmental Exchange Offer and the Merger and the preparation of its opinion, William Blair: (a) reviewed the terms and conditions of the Merger Agreement and the financial terms as set forth in the Merger Agreement and the Original Proxy Statement filed by Safety-Kleen with the Commission and sent to Safety-Kleen shareholders; (b) reviewed the terms and conditions of the Amended Laidlaw Environmental Exchange Offer and the financial terms as set forth in the Amended Prospectus; (c) analyzed the historical revenue, operating earnings, net income, dividend capacity and capitalization of both Laidlaw Environmental and certain other publicly held companies that William Blair believes to be comparable to Laidlaw Environmental; (d) analyzed certain publicly available financial and other information relating to Laidlaw Environmental and the unaudited pro forma combined financial information in the Amended Laidlaw Environmental Exchange Offer and performed a sensitivity analysis on such pro forma financial information based upon variable synergy assumptions; (e) reviewed the historical market prices and trading volume of the Laidlaw Environmental Common Stock as well as its stock ownership and analyzed factors which could influence the trading price of the Laidlaw Environmental Common Stock on the anticipated closing date for the Amended Laidlaw Environmental Exchange Offer; (f) together with Safety-Kleen's management met with Mr. Bullock, Chairman of Laidlaw Environmental; and (g) performed such other analyses as William Blair deemed appropriate.

  William Blair's opinion with respect to the Amended Laidlaw Environmental Exchange Offer reflects only limited access to Laidlaw Environmental management and no access to internal Laidlaw Environmental projections. Upon consummation of either the Merger or the Amended Laidlaw Environmental Exchange Offer, Safety-Kleen will pay William Blair a transaction fee. The amount of such fee increases as the consideration received by Safety-Kleen's shareholders increases.

  In rendering its opinion, William Blair assumed that the Merger or the Amended Laidlaw Environmental Exchange Offer would be consummated on the terms described in the Merger Agreement or the Amended Prospectus, respectively, without any waiver of any material terms or conditions by Safety-Kleen and that obtaining the necessary regulatory approvals, if any are still required, for the Merger or the Amended Laidlaw Environmental Exchange Offer would not have an adverse effect on Safety-Kleen.

  William Blair's opinion was necessarily based on economic, market, financial and other conditions as they existed on January 31, 1998, the date of its opinion, and on the information available to William Blair as of such date. It should be understood that, although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. The following is a summary of the material factors considered and principal financial analyses performed by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the Board of Directors of Safety-Kleen the assumptions upon which such analyses were based.

  Factors Considered and Summary of Analyses Performed. In connection with its opinion and the presentation of its opinion to the Board of Directors of Safety-Kleen, William Blair updated the analyses presented to the Board for the December 20th Opinion and reviewed certain factors and performed certain analyses, including: (i) a comparison of the current purported nominal value of the Amended Laidlaw Environmental Exchange Offer with the $27.00 per Share cash consideration in the Merger; (ii) an assessment of the factors which could influence the trading price of the Laidlaw Environmental Common Stock between the time of announcement of a transaction with Laidlaw Environmental and closing; and (iii) a discounted cash flow analysis of the value of the Laidlaw Environmental Common Stock on a pro forma basis following an acquisition of Safety-Kleen. Such factors and analyses are reviewed below.

  Comparison of Current Nominal Value Received in the Amended Laidlaw Environmental Exchange Offer with the Merger. William Blair reviewed the Amended Laidlaw Environmental Exchange Offer. Pursuant to its terms, Laidlaw Environmental and a subsidiary propose to exchange, for each outstanding Share, cash in the amount of $18.00 plus that number of shares of Laidlaw Environmental Common Stock determined by an exchange ratio subject to a collar. William Blair noted that Laidlaw Environmental has accepted the validity of break-up fees and expenses totaling $75 million and would incur such costs should its offer be consummated. William Blair noted that the exchange ratio provides Safety-Kleen shareholders with Laidlaw Environmental Common Stock with a market value of $12.00 per Share, assuming that the Laidlaw Environmental Common Stock price for ten randomly selected days among the twenty trading days prior to closing of the Amended Laidlaw Environmental Exchange Offer averages between $4.28571 and $5.35714 per share. Should the price of the Laidlaw Environmental Common Stock as selected for use in its exchange ratio be below $4.28571 at closing, the exchange ratio would be fixed at 2.8 shares; should the price be above $5.35714 the exchange ratio would be
2.24 shares. William Blair noted that on January 30, 1998, the Laidlaw Environmental Common Stock closed below the collar at $3.938 per share. In addition, William Blair noted that the Laidlaw Environmental Common Stock closed below the collar on eight of thirteen trading days from January 13, 1998 to January 30, 1998 and that the average closing price during this period was $4.26. An average stock price selected at the time of closing for the exchange ratio of below $4.29 would result in the stock portion having a market value of less than $12.00 per Share at that time. At the market close on January 30, 1998, the nominal value comparison of the Amended Laidlaw Environmental Exchange Offer was $29.03 per Share as compared with $27.00 per Share in the Merger. For the Amended Laidlaw Environmental Exchange Offer to have a market value equal to the cash consideration of $27.00 per Share in the Merger, the Laidlaw Environmental Common Stock price would have to decrease to $3.21 per share, or 18.5% below the closing price on January 30, 1998, or 25.7% below the average of the twenty trading days ending on January 30, 1998.

  Factors which could affect Laidlaw Environmental's share price prior to closing of the Amended Laidlaw Environmental Exchange Offer. As was the case with the December 20th Opinion, William Blair identified several factors which could place downward pressure on the price of the Laidlaw Environmental Common Stock prior to the closing of the Amended Laidlaw Environmental Exchange Offer. The analysis utilized the same assumptions as put forth under "The Merger--Opinions of Financial Advisor--December 20, 1997 Opinion" in the Original Proxy Statement. The principal factors include:

 1. Possible revision in financial analysts' estimates for accretion in Laidlaw Environmental's fiscal 1998 EPS resulting from a combination of Safety-Kleen and Laidlaw Environmental.

  William Blair noted in the December 20th Opinion that research analysts as of December 17, 1997 were of the view that a Laidlaw Environmental acquisition of Safety-Kleen would result in substantial accretion in its fiscal 1998 earnings per share, but that revised expectations by research analysts concerning Laidlaw Environmental's synergy assumption would reduce their estimates for 1998 results. William Blair noted that because of the increase in the cash portion of the offer and the payment by Laidlaw Environmental of break-up fees and expenses totaling $75 million in the Amended Laidlaw Environmental Exchange Offer, Laidlaw Environmental's 1998 EPS would suffer more dilution than in their prior proposal depending on the annual synergies achieved. William Blair performed a sensitivity analysis to determine the accretion or (dilution) to EPS which would result from various assumed levels of synergies. The table below shows the results of such analysis.

                           EPS ACCRETION (DILUTION)

                                           CALENDAR YEAR END
                                           -------------------
           ANNUAL SYNERGIES ACHIEVED         1998       1999
           -------------------------       --------   --------
           $25 million....................    (46.4)%    (27.7)%
           $50 million....................    (24.1)     (12.3)
           $75 million....................     (1.9)       3.0
           $100 million...................     20.3       18.4

 2. Possible price/earnings multiple contraction in the Laidlaw Environmental Common Stock prior to closing.

  William Blair reviewed and compared certain financial information relating to Laidlaw Environmental and Safety-Kleen to corresponding financial information, ratios and public market multiples for nine publicly traded companies in the environmental services industry. Taken as a whole, this is the same group of comparable companies listed under "The Merger--Opinions of Financial Advisor-November 20, 1997 Opinion" in the Original Proxy Statement. Although William Blair compared the trading multiples of the selected companies as of January 28, 1998 to Laidlaw Environmental, none of the selected companies is identical to Safety-Kleen or Laidlaw Environmental. William Blair observed that the Laidlaw Environmental Common Stock currently trades at high EPS and EBITDA multiples relative to its peer group of comparable companies. At January 28, 1998, the Laidlaw Environmental Common Stock price was trading at approximately 20.0x calendar 1998 EPS and 15.8x LTM EBITDA (the EBITDA figures used for this calculation include the pro forma results of Rollins Environmental Services) which represents a premium to the industry median EPS and EBITDA multiples of approximately 36%, and 126%, respectively, for LTM EBITDA. William Blair pointed out that assuming $50 million of annual synergies and the Laidlaw Environmental Common Stock price within the collar, the value of the Amended Laidlaw Environmental Exchange Offer applying the Laidlaw Environmental multiple would be $26.40 per Share. If the industry median multiple or the S&P 500 multiple were used, the value to Safety-Kleen shareholders would be $24.17 per Share and $27.03 per Share, respectively.

 3. The substantial market overhang resulting from the fact that Safety-Kleen shareholders would receive up to 162 million shares of the Laidlaw Environmental Common Stock in the Amended Laidlaw Environmental Exchange Offer.

  William Blair expressed concern as to the ability of the market for the pro forma combined entity to absorb the shares that would be issued to Safety-Kleen shareholders in the Amended Laidlaw Environmental Exchange Offer. William Blair also noted that Safety-Kleen shareholders would be affected by a substantial overhang from the 121 million shares owned by Laidlaw, Inc., which constitutes approximately 67.4% of Laidlaw Environmental's currently outstanding shares. In addition, Laidlaw Inc. holds a $350 million 5% subordinated convertible pay-in-kind debenture which becomes convertible into 93 million shares of the Laidlaw Environmental Common Stock in 2002. Laidlaw Inc. has been divesting itself of environmental assets since Mr. Bullock became its Chief Executive Officer in 1993. Laidlaw Inc. management has a stated goal of wanting to deconsolidate Laidlaw Environmental and make it easier to potentially exit its Laidlaw Environmental investment by increasing the float. The sale by Laidlaw Inc. of a sizable block of its stock could be detrimental to the trading value of the Laidlaw Environmental Common Stock.

 4. The potential impact of an overall market correction.

  William Blair contrasted the $27.00 per Share all cash offer of the Merger with the stock component of the Amended Laidlaw Environmental Exchange Offer and pointed out that the value of the Laidlaw Environmental Common Stock would be affected, up or down, by market conditions. On October 27, 1997, when the Dow Jones Industrial Average fell 554 points, or 7.2%, the Laidlaw Environmental Common Stock dropped 13.8%.

  Discounted Cash Flow Analysis. As a check, William Blair derived an intrinsic value for the combined entity as of the anticipated closing date. To estimate an intrinsic value, William Blair performed a discounted cash flow ("DCF") analysis using the assumptions described in the December 20, 1997 Opinion (see "The Merger--Opinions of Financial Advisors--December 20, 1997 Opinion" in the Original Proxy Statement) and reflecting the changes made by the Amended Laidlaw Environmental Exchange Offer. Independent of the potential trading price of the Laidlaw Environmental Common Stock at closing, the intrinsic value of shares received at closing (based upon the DCF analysis) would be in a range of $2.45 to $3.66 per share after a control premium discount of 25%. William Blair pointed out that the DCF analysis supports the view that there would be downward pressure on the value of the Laidlaw Environmental Common Stock; however, it is not meant to predict a trading range. William Blair noted that these factors have already been communicated to the marketplace and may already be influencing the Laidlaw Environmental Common Stock price to the extent it is believed that Laidlaw Environmental will consummate the Amended Laidlaw Environmental Exchange Offer. William Blair noted further that the fall in the Laidlaw Environmental Common Stock price required to make the Amended Laidlaw Environmental Exchange Offer and the Merger of equal value is greater now both as a percentage and in dollars per share (under the Revised Laidlaw Environmental Exchange Offer, parity required only a 14.6% drop or $0.65 per share).

  Based upon the foregoing, William Blair concluded that it is likely that there would be some downward movement in the Laidlaw Environmental Common Stock price following an announcement of negotiations or a definitive agreement with Laidlaw Environmental. However, William Blair opined that it is unlikely that such downward movement would be of such magnitude as to cause the entire current nominal value disparity ($2.03 per Share based upon the closing price of the Laidlaw Environmental Common Stock on January 30, 1998) to be eliminated. Accordingly, William Blair issued an opinion (see Annex A) that the Amended Laidlaw Environmental Exchange Offer is more likely than not to have a value at closing in excess of the cash consideration of $27.00 per Share in the Merger.

  Safety-Kleen's counsel asked William Blair to provide additional guidance as to the likely range where the consideration offered by Laidlaw Environmental might most likely be valued at closing. William Blair pointed out that, while it is possible that the Amended Laidlaw Environmental Exchange Offer could result in a value at closing below $27.00 per Share, it is also possible that it could be valued above $29.03 per Share, the nominal value as of January 30, 1998. William Blair regarded either outcome as fairly unlikely. William Blair also cautioned that any attempt to predict with any precision a future stock price, or stock trading range, during a very brief period of time is inherently difficult. Even given the difficulty of predicting a stock trading range, William Blair pointed out that a 5% to 10% fall from the current price of the Laidlaw Environmental Common Stock would not be out of the question, particularly if the market questions the synergies (and therefore accretion) assertions of Laidlaw Environmental and also if current Laidlaw Environmental or current Safety-Kleen shareholders who wish to sell the stock were to do so in an undisciplined fashion.

ADVICE OF ECONOMICS EXPERT

  General. Safety-Kleen retained Professor Jarrell to assist the Board in evaluating the Amended Laidlaw Environmental Exchange Offer. No limitations were imposed by the Safety-Kleen Board of Directors upon Professor Jarrell with respect to the procedures followed by him in rendering his advice to the Board. Professor Jarrell is Professor of Economics and Finance at The William
E. Simon Graduate School of Business Administration at the University of Rochester. Safety-Kleen retained Professor Jarrell on the basis of his experience and expertise in valuing businesses and securities and his existing relationship with Safety-Kleen as an economic expert on various matters relating to the Merger Agreement in the litigation between Safety-Kleen and Laidlaw Environmental. Safety-Kleen has agreed to pay Professor Jarrell $250,000 for advising the Board with respect to the Amended Laidlaw Environmental Exchange Offer. Professor Jarrell is also compensated by Safety-Kleen based on an hourly rate and reimbursement for out-of-pocket expenses for his litigation services. Such compensation for his litigation services through February 1, 1998 is estimated to be approximately $100,000.

  Set forth below is a description, in summary form, of the principal elements of the analyses made by Professor Jarrell in arriving at his advice to the Board. The analyses performed by Professor Jarrell are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  January 31, 1998 Advice. At the January 31, 1998 meeting of the Safety-Kleen Board of Directors, Professor Jarrell rendered his oral opinion that, as of the anticipated closing of the Amended Laidlaw Environmental Exchange Offer, the Amended Laidlaw Environmental Exchange Offer would not have an economic value superior to the $27.00 cash payable in the Merger. Professor Jarrell's advice was addressed to the Safety-Kleen Board of Directors for the purposes of its evaluation of the Amended Laidlaw Environmental Exchange Offer and does not constitute a recommendation to any Safety-Kleen shareholder as to how such shareholder should vote at the Special Meeting.

  In connection with his opinion, Professor Jarrell reviewed the Original Proxy Statement filed by Safety- Kleen with the Commission and sent to Safety-Kleen shareholders, the Amended Prospectus, publicly available information relating to Safety-Kleen and Laidlaw Environmental, the historical market prices and trading volume of the Laidlaw Environmental Common Stock and certain financial analyses prepared by William Blair and previously presented to the Board.

  Based on Professor Jarrell's review, he estimated that the economic value of the stock portion of the Amended Laidlaw Environmental Exchange Offer as of the anticipated closing of the Amended Laidlaw Environmental Exchange Offer would be at least 25% less than its stated nominal value of $12.00 per Share. Professor Jarrell attributes this discount to at least two significant risk factors: the volatility of the Laidlaw Environmental Common Stock and the risk of inadequate synergistic gains. Both risk factors contribute to the potential for adverse price movements in the Laidlaw Environmental Common Stock that would cause the actual value of the stock portion of the Amended Laidlaw Environmental Exchange Offer to decline by the time the Amended Laidlaw Environmental Exchange Offer closes. The nominal $12.00 per Share value of Laidlaw Environmental's stock portion is predicated on Laidlaw Environmental's (weighted average) stock price being at least $4.29 at the time of such closing. Thus, if Laidlaw Environmental's (weighted average) stock price is below $4.29 at closing, then the stock portion of the Amended Laidlaw Environmental Exchange Offer will be below $12.00 per Share. For example, if Laidlaw Environmental's (weighted average) price were to decline to $3.00, then the stock portion would be worth only $8.40 per Share.

  Professor Jarrell observed that a review of recent actual prices during 1997 for the Laidlaw Environmental Common Stock reveals that it has traded well below $4.29 for much of the time period from May 16, 1997 (the date the present Laidlaw Environmental was created) to November 3, 1997 (the day before Laidlaw Environmental's previous offer was publicly announced). The closing stock price of the Laidlaw Environmental Common Stock was $2.625 on May 16, 1997, and thereafter it never closed above $4.00 until August 20, 1997.

  Statistically speaking, Professor Jarrell viewed the Laidlaw Environmental Common Stock as a relatively volatile stock during 1997. Based on its daily closing prices during the period May 16 to November 3, 1997, Professor Jarrell calculated the Laidlaw Environmental Common Stock's annualized standard deviation of returns (a standard statistical measure of volatility) at 67.7%. Following basic statistical probability theory, applying a 67.7% annual standard deviation to the recent range of the Laidlaw Environmental Common Stock trading prices, he calculated the probability that its price six months from now will be less than $3.50 as approximately 40%; the probability is over 30% that the Laidlaw Environmental Common Stock price six months from now will be less than $3.00. In this event, the stock portion of the Amended Laidlaw Environmental Exchange Offer would be worth $8.40 per Share, which represents a 30% discount from its $12.00 per Share nominal value. If a period of less than six months were used for this analysis, the probabilities set forth above would be reduced.

  Professor Jarrell views the second risk factor as arising because the economic value of the Amended Laidlaw Environmental Exchange Offer is predicated on the uncertain prospects for attaining future "synergies." Synergies refer to cost savings (or other economic benefits) that Laidlaw Environmental hopes to realize from its proposed combination. Synergy risk exists for selling Safety-Kleen shareholders only because of the presence of the stock portion of the Amended Laidlaw Environmental Exchange Offer.

  Professor Jarrell noted that corporate finance theory holds that, in general, if an acquirer cannot achieve future synergistic gains that have a present economic value equal to the premium paid for the target company, then the market price of the bidder's stock will decline as a result of the acquisition (holding all else equal).

  Professor Jarrell prepared Annex B attached to this Statement showing, in part, that if Laidlaw Environmental were to hypothetically acquire Safety-Kleen under the terms of the Amended Laidlaw Environmental Exchange Offer, the hypothetical value of the Laidlaw Environmental Common Stock at closing, before giving effect to any synergies, would be $2.24 per share. In this event, the value of the Amended Laidlaw Environmental Exchange Offer would be $24.27 per Share. The stock portion of the Amended Laidlaw Environmental Exchange Offer would be worth $6.27 per Share, which represents a 48% discount to its nominal value of $12.00 per Share. (Annex B assumes that the maximum
2.8 shares of Laidlaw Environmental Common Stock would be issued on closing of the Amended Laidlaw Environmental Exchange Offer.)

  The exact magnitude of synergies that can be achieved in a proposed combination is generally not known until well after the closing date of a merger. Rather, the expected synergies must be estimated before the merger, and such estimates are often subject to considerable uncertainty and speculation. When the acquirer pays cash for a target company, the risk that synergies will not be achieved falls entirely on the acquirer's stockholders. But when the acquirer uses its stock as consideration, then a portion of this "synergy risk" is borne by the target company's stockholders as well.

  Professor Jarrell observed that the magnitude of estimated synergies that could be realized by Laidlaw Environmental is disputed and subject to a wide range. Laidlaw Environmental claims annual pre-tax synergies of at least $100 million annually from combining Safety-Kleen and Laidlaw Environmental, William Blair assumed annual before-tax synergies of $50 million, and Safety-Kleen believes the synergies would be no more than $28.4 million.

  Annex B shows Professor Jarrell's calculation of the effect of two alternative synergy assumptions on the hypothetical Laidlaw Environmental Common Stock value at closing of the Amended Laidlaw Environmental Exchange Offer and on the implied value of the Amended Laidlaw Environmental Exchange Offer. Based on William Blair's annual synergy assumption of $50 million, Professor Jarrell's analysis concluded that the hypothetical value of the Laidlaw Environmental Common Stock ranges from $2.68 to $2.95 per share. The range occurs for a given annual synergy estimate because of alternative methods of discounting the assumed annual synergies to a present economic value. (See Annex B.) Under these conditions, the implied value of the Amended Laidlaw Environmental Exchange Offer ranges from $25.56 to $26.26 per Share, with a mid-point of $25.91 per Share. By this analysis, the stock portion of the Amended Laidlaw Environmental Exchange Offer has an implied value of approximately $7.91 per Share, which represents a 34% discount to its nominal $12.00 per Share value.

  Professor Jarrell's analysis concluded that, based on Laidlaw Environmental's annual synergy figure of $100 million, the hypothetical value of the Laidlaw Environmental Common Stock ranges from $3.12 to $3.66 per share. (See Annex B.) Under these conditions, the implied value of the Amended Laidlaw Environmental Exchange Offer ranges from $26.72 to $28.26 per Share, with a mid-point of $27.49 per Share. By this analysis, the stock portion of the Amended Laidlaw Environmental Exchange Offer has an implied value of approximately $9.49 per Share, which represents a 20.9% discount to its nominal $12.00 per Share value.

  Thus, Professor Jarrell concluded, on the basis of his analysis described above, that the synergy risk inherent in the Amended Laidlaw Environmental Exchange Offer creates a significant risk to Safety-Kleen shareholders of adverse price movement in the Laidlaw Environmental Common Stock before closing of the Amended Laidlaw Environmental Exchange Offer. He noted that, assuming hypothetically that there is a 50% probability that Laidlaw Environmental's estimated synergies are correct, and a 50% probability that William Blair's synergy figure is correct, then the implied value of the stock portion of the Amended Laidlaw Environmental Exchange Offer is $8.70 per Share, which represents a 27.5% discount to its nominal $12.00 per Share value.

  Accordingly, Professor Jarrell concluded that, in his opinion, the two risk factors discussed above make it reasonable to apply a discount of at least 25% to the stock portion of the Amended Laidlaw Environmental Exchange Offer. Based on this analysis and his review of the relevant materials, he advised the Board that it is his opinion that, as of the anticipated closing of the Amended Laidlaw Environmental Exchange Offer, the Amended Laidlaw Environmental Exchange Offer would not have an economic value greater than $27.00 per Share.

                             CERTAIN LEGAL MATTERS

SHAREHOLDER LITIGATION

  On January 28, 1998, the Federal District Court for the Northern District of Illinois began a preliminary hearing on Laidlaw Environmental's request that the Rights Agreement be amended to make it inapplicable to the Amended Laidlaw Environmental Exchange Offer, that the Court order Safety-Kleen's Board of Directors to take action to make the Wisconsin Business Combination Statute inapplicable to the Amended Laidlaw Environmental Exchange Offer and the merger contemplated thereby, and that the Court void the termination fee and certain other provisions of the Merger Agreement. The Court granted Laidlaw Environmental's request to withdraw its challenge to the termination fee. Laidlaw Environmental also advised the Court that it would not seek to delay the Safety-Kleen shareholders meeting on February 11, 1998.

  On February 4, 1998, the Federal District Court for the Northern District of Illinois issued a ruling affirming the decision of the Board of Directors of Safety-Kleen to leave the Rights Agreement in place with respect to the Revised Laidlaw Environmental Exchange Offer. The Court's decision does not address Safety-Kleen's ability to leave the Rights Agreement in place with respect to the Amended Laidlaw Environmental Exchange Offer.

  On February 5, 1998, the Court denied Laidlaw Environmental's motion to find that the Board of Directors of Safety-Kleen had violated the federal securities laws by not responding to the Amended Laidlaw Environmental Exchange Offer prior to February 5, 1998.

REGULATORY MATTERS

  On January 27, 1998, Safety-Kleen announced that the Antitrust Division of the Department of Justice has granted early termination of the waiting period associated with a Hart-Scott-Rodino review concerning the Merger. On January 28, 1998, Laidlaw Environmental announced that such early termination also has been granted with respect to the Amended Laidlaw Environmental Exchange Offer.

                VOTING INFORMATION AND SOLICITATION OF PROXIES

  Enclosed for your convenience is a duplicate Gold-Striped Proxy Card. If you have not already voted on the Gold-Striped Proxy Card or would like to change your vote, please complete, sign, date and promptly return the enclosed Gold-Striped Proxy Card in the enclosed envelope. Voting your Shares by proxy does not prevent you from voting your Shares in person should you decide to attend the Special Meeting. Shareholders who wish to tender Shares pursuant to the Amended Laidlaw Environmental Exchange Offer may nevertheless vote those shares at the Special Meeting, in any manner the tendering shareholder desires to vote, even if the Shares are tendered after the Record Date. See the cover page of this Supplement and "The Special Meeting" in the Original Proxy Statement for additional information regarding the Special Meeting and voting of Shares.

  If you have already returned a properly executed Gold-Striped Proxy Card, have not revoked such proxy and do not wish to change your vote, no further action is required.

  IF YOU WISH TO VOTE FOR THE MERGER, YOU MUST DO SO ON THE GOLD-STRIPED PROXY CARD (AND NOT ON THE GREEN-STRIPED PROXY CARD YOU RECEIVED FROM LAIDLAW ENVIRONMENTAL) TO ENSURE THAT YOUR VOTE IN FAVOR OF THE MERGER WILL BE PROPERLY RECORDED AT THE SPECIAL MEETING. FAILURE TO RETURN A PROPERLY EXECUTED GOLD-STRIPED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT.

  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU DO NOT COMPLETE OR SEND IN THE GREEN-STRIPED PROXY CARD YOU RECEIVED FROM LAIDLAW ENVIRONMENTAL. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE THE GREEN- STRIPED PROXY CARD BY COMPLETING AND RETURNING THE GOLD-STRIPED PROXY CARD IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE. ONLY YOUR LATEST DATED PROPERLY EXECUTED PROXY WILL BE COUNTED. THOSE SHAREHOLDERS WHO HAVE TENDERED THEIR SHARES TO LAIDLAW ENVIRONMENTAL CAN STILL VOTE THOSE SHARES BY COMPLETING AND RETURNING THE GOLD-STRIPED PROXY CARD.

  Additional copies of this Supplement, the Original Proxy Statement and the Gold-Striped Proxy Card to be returned for the Special Meeting can be obtained from Safety-Kleen Corp., One Brinckman Way, Elgin, Illinois 60123, Attention:
Investor Relations, telephone (847) 697-8460. IF YOU HAVE ANY QUESTIONS REGARDING THE SPECIAL MEETING OR THE PROXY STATEMENT (INCLUDING THIS SUPPLEMENT) OR NEED ASSISTANCE IN COMPLETING AND SUBMITTING GOLD-STRIPED PROXY CARDS, PLEASE CALL:

                       CHASE MELLON SHAREHOLDER SERVICES
                          1-888-224-2734 (TOLL FREE)

                                          By Order of the Board of Directors

                                          LOGO

                                          Scott Krill
                                          Secretary

February 9, 1998
Elgin, Illinois

                                                                        ANNEX A

                                     LOGO

                                                               January 31, 1998

Board of Directors
Safety-Kleen Corp.
One Brinckman Way
Elgin, Illinois 60123-78567

Dear Directors:

  You have requested our opinion as to the superiority, from a financial point of view, of the consideration which would be received pursuant to the terms of the current proposed offer (the "Current LLE Offer") made by Laidlaw Environmental Services, Inc. ("LLE") as compared with the consideration which would be received pursuant to the terms of the Agreement and Plan of Merger dated as of November 20, 1997 (the "Merger Agreement") by and among the Safety-Kleen Corp. (the "Company"), SK Parent Corp. ("Parent") and SK Acquisition Corp., a wholly-owned subsidiary of Parent ("Purchaser") (the "Merger"). Based on the advice of your counsel, we understand that the relevant time for comparison is at the respective anticipated closing dates for the Current LLE Offer and the Merger.

  Pursuant to the terms of the Current LLE Offer, LLE and a subsidiary propose to exchange cash in the amount of $18.00 plus that number of shares of LLE common stock equal to the Exchange Ratio of not less than 2.24 shares and no greater than 2.8 shares for each outstanding Common Share of the Company. Pursuant to the terms of, and subject to the conditions of, the Merger Agreement, in the Merger, Purchaser will be merged into the Company in a merger in which the outstanding Common Shares of the Company will be converted into a right for the Shareholder to receive $27.00 per share in cash.

  On two prior occasions, you requested our opinion with respect to two previously proposed offers from LLE. On both occasions (December 20, 1997 and January 6, 1998) we stated that, based upon the analysis indicated, we did not have a basis for concluding that at the anticipated closing date of the proposed offers they would be superior from a financial point of view to the Merger. The indicated analysis included an assessment of factors which could influence the trading price of the common stock of LLE on the anticipated closing dates. We have updated the various analyses for purposes of rendering this opinion. Then, as now, our opinion reflects only limited access to LLE management and no access to internal LLE projections.

  In rendering this opinion, we have assumed that the merger or the Current LLE Offer would be consummated on the terms described in the Merger Agreement or the LLE prospectus dated January 28, 1998, respectively, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Merger or the Current LLE Offer would not have an adverse effect on the Company.

  William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. During August of 1997 we were retained by the Company to render financial advisory and investment banking services in connection with the evaluation of its strategic alternatives. The Company has paid us a fee in connection with the rendering of our fairness opinion as it relates to the Merger. Upon the consummation of either the Merger or the Current LLE Offer, the Company will pay us a transaction fee. The amount of such fee increases as the consideration received by the Company's stockholders increases.

  Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that this opinion may be included in a proxy statement or other disclosure document mailed to shareholders by the Company with respect to the Merger or the Current LLE Offer, as the case may be.

  As of the date hereof, based upon and subject to the foregoing, it is our opinion as investment bankers that it is more likely than not that, as of the time of anticipated closing of the Current LLE Offer, the value of the consideration which would be received under the Current LLE Offer would exceed the value of the consideration which would be received in the Merger.

                                          Very truly yours,

                                          William Blair & Company, L.L.C.

                                                                        ANNEX B

 MARKET VALUE OF EQUITY OF COMBINED LAIDLAW ENVIRONMENTAL/SAFETY-KLEEN ENTITY
                                   BASED ON
                       ASSUMED STAND-ALONE MARKET VALUES

                              [1]          [2]         [3]         [4]         [5]        [6]
                         ------------- ------------ ---------- ------------ --------- ------------
                           NUMBER OF                  TOTAL                  ASSUMED     TOTAL
                            COMMON                  SHARES IN                STAND-      MARKET
                           SHARES IN     EXCHANGE    COMBINED                 ALONE      EQUITY
                          STAND-ALONE  RATIO OF OLD   ENTITY                 MARKET      VALUE
                           COMPANIES    SHARES TO   (MILLIONS)  OWNERSHIP   VALUE PER ($ MILLIONS)
                         (MILLIONS)(1)  NEW SHARES  [1] X [2]  AS A PERCENT SHARE(3)   [1] X [5]
                         ------------- ------------ ---------- ------------ --------- ------------
Laidlaw Environmental...     180.5         1.0        180.5        52.5%     $ 5.00     $  902.5
Safety-Kleen............      58.4         2.8(2)     163.5        47.5%     $17.00        992.8
                                                      -----       -----                 --------
  Total.................        na          na        344.0       100.0%         na     $1,895.3
  Deduct: Total Cash Compensation(4) [7]...................................              1,051.2
  Termination Fee and Expenses[8]..........................................                 75.0
                                                                                        --------
  TOTAL COMBINED VALUE BEFORE GIVING EFFECT TO ANY SYNERGIES[9]............             $  769.1
                                                                                        ========
  PER-SHARE VALUE BEFORE GIVING EFFECT TO ANY SYNERGIES[9]/344.0...........             $   2.24

--------
(1) Source: Amended Prospectus.
(2) Assumes that the maximum 2.8 shares of Laidlaw Environmental Common Stock would be issued on closing of the Amended Laidlaw Environmental Exchange Offer.
(3) Approximate trading price of Safety-Kleen in late July, 1997 (before Safety-Kleen announced it was exploring strategic alternatives) and of Laidlaw Environmental in late October and early November, 1997 (before Laidlaw Environmental's first publicly announced offer).
(4) Total cash compensation equals $18 per share multiplied by 58.4 million shares.

     HYPOTHETICAL VALUE OF THE AMENDED LAIDLAW ENVIRONMENTAL EXCHANGE OFFER

                                                                         BASED ON LAIDLAW
                                          BASED ON BLAIR'S ESTIMATE  ENVIROMENTAL'S ESTIMATE
                                            OF $50 MILLION PRE-TAX   OF $100 MILLION PRE-TAX
                                               ANNUAL SYNERGIES          ANNUAL SYNERGIES
                                          -------------------------- -----------------------
                          DISCOUNTED AT :   10 YEARS    PERPETUITY    10 YEARS    PERPETUITY
                          --------------- ------------ ------------- ----------- ------------
[10]
Present Value of
 Synergies                      11%       $      159.2 $      245.7  $     318.3 $     491.4
 ($ millions)(1)                12%       $      151.3 $      223.2  $     302.7 $     446.4
[11]
Total Combined Value
 With                                     $      928.3 $    1,014.8  $   1,087.4 $   1,260.5   [9]+[10]
 Synergies ($ millions)                   $      920.4 $      992.3  $   1,071.8 $   1,215.5
[12]
Total Combined Value per
 Combined                                 $       2.70 $       2.95  $      3.16 $      3.66  [11]/344.0
 Shares (344.0 million
 shares)                                  $       2.68 $       2.88  $      3.12 $      3.53
[13]
Total Value of Safety-
 Kleen's Shares in                        $     441.23 $     482.36  $    516.88 $    599.14  [12]x163.5
 Combined Entity (for
 163.5 million shares)                    $     437.51 $     471.67  $    509.44 $    577.77
[14]
Total Value of the
 Amended Laidlaw
 Environmental Exchange
 Offer                                    $   1,492.43 $   1,533.56  $  1,568.08 $  1,650.34   [13]+[7]
 ($ millions)                             $   1,488.71 $   1,522.87  $  1,560.64 $  1,628.97
[15]
Value of the Amended
 Laidlaw Environmental
 Exchange Offer per
 Share of                                 $      25.56 $      26.26  $     26.85 $     28.26  [14]/58.4
 Safety-Kleen (58.4
 million shares)                          $      25.49 $      26.08  $     26.72 $     27.89

-------
(1) Assumes that Synergies are not realized until the second year.
10-year Synergies: S * (1-t) * ((1/r)-(1/r)/(1+r)/1//0/) * (1/(1+r))
Perpetuity Synergies; S * (1-t) * (1/r) * (1/(1+r)) where, S = pre-tax annual synergies, t = tax rate of 40%, r = discount rate.

                                      B-2